Exhibit 99.2

Nico Civelli Appointed VP Finance - Europe

Tampere, Finland – December 15, 2006 - Gondwana Energy Ltd. (OTCBB: GNWA) is pleased to announce the appointment of Mr. Nico Civelli of Zurich, Switzerland as VP Finance – Europe.

Mr. Civelli has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. A description of his business experience is set forth below.

Nico Civelli’s career embodies the entrepreneurial and sophisticated spirit of Finmetal. An independent financial advisor from Zurich holding both Finnish and the Swiss citizenships, Mr. Civelli brings multilingual, cross-cultural expertise to Finmetal’s efforts. His company, Niconsult Ltd., is involved mainly in corporate finance and money management for select clients in Zurich and throughout Europe. His clients include a well-known private asset management company specializing in the natural resource sector and in fund management. He studied at the Universities of Zurich and St Gallen, and finished his Master’s degree in applied finance at the University of Southern Queensland in Australia. Before and during his studies he worked for several independent money managers and a private Zurich bank.

“Due to the fact that our operations are focused in Finland, we felt it was important we had a VP Finance who could effectively assist our financing efforts as we grow. Nico’s extensive base of institutional contacts combined with his ability to communicate in several languages, including Finnish, made him an obvious choice,” stated Dan Hunter, CEO of Gondwana Energy Ltd.

Commenting on his appointment, Mr. Civelli stated, “I look forward to working with Gondwana to ensure the company has maximum exposure to European markets for both retail and institutional support. The company’s balanced approach is unique, having a portfolio of both precious and base metals assets located in the European Union. I believe there will continue to be strong demand in Europe for quality mining issues and especially one with European based assets.”

Gondwana Energy Ltd. has previously announced its intention to change its name to better reflect its new direction. The proposed new name will be FinMetal Mining Ltd. and shareholder approval for the name change will be sought as soon as practical.

On Behalf of the Board:

Daniel Hunter

Gondwana Energy Ltd.

Suite 700, One Executive Place

1816 Crowchild Trail N.W.

Calgary, AB, Canada T2M 3Y7

B: 403-313-8985

F: 403-220-1389

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Gondwana Energy Ltd.’s management and reflect Gondwana Energy Ltd.’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Gondwana Energy Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements.